Exhibit 99.1

For Immediate Release November 26, 2007	Contact:	Eric R. Graef 440-473-9249
Preformed Line Products Received Nasdaq Notice
Regarding the Company’s Third Quarter 2007 Form 10-Q
MAYFIELD VILLAGE, Ohio, November 26, 2007 — Preformed Line Products Company (Nasdaq: PLPC ) today announced that on November 19, 2007 the Company received a Nasdaq Staff Determination letter indicating that the Company is not in compliance with Marketplace Rule 4310(c)(14) because the Company did not timely file a Form 10-Q for the quarter ended September 30, 2007 and, therefore, that the Company’s Common Shares are subject to delisting from The Nasdaq Global Market (the “New Staff Determination”).
On August 10, 2007 the Company disclosed that it was delaying the filing of its Form 10-Q with the SEC for the second quarter of 2007 until the Company completed a new assessment of its reportable segments, the possibility that the number of the Company’s reportable segments could increase, and that the Company needed additional time to complete the analysis concerning its reportable segments.
As previously disclosed the Company had previously received two Nasdaq Staff Determination Letters related to the Company’s Form 10-Q filings. The first was received on August 16, 2007 concerning non-compliance with Nasdaq Marketplace Rules in connection with the delayed filing of the Company’s Form 10-Q for the quarter ended June 30, 2007. The second was received on September 20, 2007 concerning the Company’s Form 10-Q for the quarter ended March 31, 2007, which was considered incomplete because it was not reviewed by the Company’s independent registered public accounting firm, as required by SEC Rule 10-01(d) of Regulation
S-X.
Also as previously disclosed on September 24, 2007 the Company requested a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) regarding the August 16th and September 20th Staff Determination Letters. The hearing was held on October 4, 2007. On November 6, 2007 the Panel granted the Company’s request for continued listing on the Nasdaq Stock Market subject to the condition that on or before January 7, 2008 the Company file a complete Form 10-Q for the first quarter of 2007 and a Form 10-Q for the second quarter of 2007. The Company believes that the third quarter Form 10-Q is covered by the Panel’s decisions to grant the Company’s request for continued listing and, therefore, provided that the Company files the third quarter Form 10-Q and other required periodic reports on or before January 7, 2008 the Company should not be delisted from the Nasdaq Stock Market.
The Company expects to regain compliance with the Nasdaq Marketplace rules by filing the Company’s Form 10-Q for the second quarter of 2007 and third quarter of 2007 and by filing an amendment to the Company’s Form 10-Q for the first quarter of 2007 and an amendment to the Company’s Form 10-K for the fiscal year ended December 31, 2007. The Company intends to make these filings as soon as possible and before the January 7, 2008 deadline imposed by the Panel’s decision. The Company expects to now report on seven reportable segments. However, the Company’s reportable segments and related disclosure are not expected to affect the Company’s consolidated balance sheets or the Company’s statements of consolidated income and cash flow. While not addressed by the Staff Determination Letters described above the Company has determined to file an amendment to the Company’s Form 10-K for the fiscal year ended December 31, 2006 to add disclosure on the Company’s new reportable segments.
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed Line Products Company’s world headquarters are in Cleveland, Ohio, and the Company operates four domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, Albemarle, North Carolina, and Asheville, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, Poland, New Zealand, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on March 15, 2007. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.